UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  October 1, 2009
(Date of earliest event reported)

HAUPPAUGE DIGITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13559	11-3227864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91 Cabot Court, Hauppauge, New York  11788
(Address of Principal Executive Offices)   (Zip Code)

Registrant's telephone number, including area code: (631) 434-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 1, 2009, Hauppauge Digital, Inc. (the “Company”) received a Staff Determination letter from The Nasdaq Stock Market (“Nasdaq”), notifying the Company that Nasdaq had determined to initiate procedures to delist the Company’s securities from Nasdaq based on the Company’s failure to hold its annual meeting within the time frame allowed under Nasdaq Listing Rule 5620.

On October 6, 2009, the Company submitted to Nasdaq a request for a hearing before a Nasdaq Hearings Panel to appeal the Staff Determination.  At the hearing, the Company intends to inform the Hearings Panel of its plans to hold the Company’s annual meeting on or about December 9, 2009.  In addition, the Company intends to request that, pursuant to Rule 5815(c)(1)(A), the Hearings Panel grant an exception to the relevant continued listing standards set forth in Rule 5620, and that Nasdaq continue to list the Company’s securities.  The Staff Determination letter stated that the Company’s hearing request would stay the delisting of the Company’s securities by Nasdaq pending the Hearings Panel’s decision.  There can be no assurance that the Company’s appeal will be successful and that the Hearings Panel will grant the Company’s request for continued listing.

If the Company’s securities are delisted by Nasdaq, then the market liquidity for such securities would likely be negatively affected, which may make it more difficult for holders to sell such securities in the open market, and the Company could face additional difficulty raising capital necessary for its continued operation.  Investors may find it more difficult to dispose of or obtain accurate quotations as to the market value of the Company’s securities.

On October 6, 2009, the Company issued a press release announcing that it had received the Staff Determination letter from Nasdaq, and that it had submitted the request for a hearing before a Nasdaq Hearings Panel to appeal the Staff Determination, each as referred to above.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. 99.1 Press Release, dated October 6, 2009, issued by Hauppauge Digital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAUPPAUGE DIGITAL, INC.

Date: October 6, 2009	By:	/s/ Gerald Tucciarone
Gerald Tucciarone
Chief Financial Officer